                         SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ] Confidential, for use of the
[X]  Definitive Proxy Statement               Commission only
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11c  or Rule 14a-12


                    MATTHEWS INTERNATIONAL CORPORATION
              ----------------------------------------------
             (Name of Registrant as Specified In Its Charter)


   ----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
                                                                      ------
    2) Aggregate number of securities to which transaction applies:
                                                                   ---------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                          ----------------------------------
    4) Proposed maximum aggregate value of transaction:
                                                       ---------------------
    5) Total fee paid:
                      ------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
                              ----------------------------------------------
    2) Form, Schedule or Registration Statement No.:
                                                    ------------------------
    3) Filing Party:
                    --------------------------------------------------------
    4) Date Filed:
                  ----------------------------------------------------------

                                                      1998

                                                      NOTICE

                                                      OF

                                                      ANNUAL

                                                      MEETING

                                                      AND

                                                      PROXY

                                                      STATEMENT

                                         Matthews International Corporation
                                         Corporate Office
                                         Two NorthShore Center
                                         Pittsburgh, Pennsylvania 15212-5851
                                         412.442.8200       Fax 412.442.8290




                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                          To be held February 21, 1998



To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 10:30 AM on Saturday, February 21, 1998 at the Health and Science Theater, Carnegie Science Center, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.  To elect three Directors of the Company for a term of three years.

2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent certified public accountants to audit the records of the Company for the fiscal year ending September 30, 1998.

3.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on December 31, 1997 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible. If you receive more than one proxy (for example, because you own Class A and Class B Common Stock, or you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.


                                                      Sincerely,


                                                      Edward J. Boyle


                                                      Edward J. Boyle
                                                      Corporate Secretary

January 21, 1998

                    Matthews International Corporation
                           Two NorthShore Center
                        Pittsburgh, PA 15212 - 5851
                              412 / 442-8200

                              PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of the Company whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This Proxy Statement and the accompanying proxy were first released to shareholders on January 21, 1998.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice. Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders. If any other business should properly come before the meeting, it is the intention of Management that the persons named in the proxy will vote in accordance with their best judgment.


                    OUTSTANDING STOCK AND VOTING RIGHTS

The Company has two classes of stock outstanding: Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share. Together, these two classes are referred to as the "Common Stock."

Each outstanding share of Class A Common Stock of the Company entitles the holder to one vote, and each outstanding share of Class B Common Stock entitles the holder to ten votes, upon any business properly presented at the shareholders' meeting. Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 1997 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 6,455,811 shares of Class A Common Stock, and 1,806,502 shares of Class B Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon. Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the nominee has discretionary authority, but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

             GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE


Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. In carrying out their responsibilities, directors are expected to perform their duties in good faith and with the diligence, care and skill which ordinarily prudent people would exercise under similar circumstances.

Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas. Management is accountable to the Board of Directors for the satisfactory conduct of the day-to-day business of the Company.

Management is responsible for providing the Board of Directors with adequate support, services and resources, together with thorough information, reports and analyses concerning the Company's principal activities and plans. In addition, the Board of Directors has the power, in its discretion, to employ the services of outside consultants and is free to have discussions and interviews with personnel of the Company and others as it deems appropriate and helpful to its work.


Board Composition

The Restated Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of Directors constituting the full Board, provided that such number shall not be less than five nor more than 15. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at eight, divided into three classes. The terms of office of the three classes of Directors end in successive years.

During fiscal year 1997, there were 4 regularly scheduled meetings of the Board of Directors.


Board Committees

There are three standing committees appointed by the Board of Directors -- the Executive, Audit and Compensation Committees.

Management has the same responsibility to each committee as it does to the Board of Directors with respect to providing adequate staff services and information. Furthermore, each committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the three standing committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, change the By-Laws of the Company or exercise any authority specifically reserved by the Board of Directors. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The Executive Committee holds meetings at such times as are required. During fiscal year 1997, the Executive Committee met a total of eight times. The Chairman of the Executive Committee is David M. Kelly. The other Committee members are David J. DeCarlo and Geoffrey D. Barefoot.

Audit Committee

The principal function of the Audit Committee is to endeavor to assure the integrity and adequacy of financial statements issued by the Company. It is intended that the Audit Committee will review internal auditing systems and procedures as well as the activities of the public accounting firm performing the external audit.

The Committee members are William J. Stallkamp (Chairman), William A. Coates, and John P. O'Leary, Jr. During fiscal year 1997, the Audit Committee met twice.

Compensation Committee

The principal function of the Compensation Committee, the members of which are Messrs. Coates (Chairman), Kennedy and Stallkamp, is to review periodically the suitability of the remuneration arrangements (including benefits) for the principal officers of the Company other than stock remuneration. A subcommittee of the Compensation Committee, the Stock Compensation Committee, the members of which are Messrs. Coates (Chairman) and Stallkamp, consider and grant stock remuneration and administer the Company's 1992 Stock Incentive Plan. The Compensation Committee met four times in fiscal year 1997.


Meeting Attendance

Under the applicable rules of the Securities and Exchange Commission, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 1997, all directors attended more than 75% of such meetings for which they were eligible.

Compensation of Directors

Pursuant to the Director Fee Plan, directors who are not also officers of the Company each receive as an annual retainer fee shares of the Company's Class
A Common Stock equivalent to approximately $16,000. Each director may elect to be paid these shares on a current basis or have such shares credited to a deferred stock account as phantom stock, with such shares to be paid to the director subsequent to leaving the Board. In addition, each such director is paid $800 for every meeting of the Board of Directors attended and (other than a Chairman) $500 for every committee meeting attended. The Chairman of a committee of the Board of Directors is paid $700 for every committee meeting attended. No other remuneration is otherwise paid by the Company to any director for services as a director.


                                 PROPOSAL 1

                           ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Board of Directors or by the shareholders. Messrs. DeCarlo and O'Leary, whose terms of office are expiring, have been nominated by the Board to serve for three-year terms that will end in 2001. In addition, the Board of Directors has nominated Mr. Robert J. Kavanaugh as a new member to serve for a three-year term that will end in 2001. Mr. William A. Coates, who has served on the Board since 1992, will retire from the Board upon the expiration of his term in February 1998. Nominations made by the shareholders shall be made in writing in accordance with Section 6.1 of the Articles. No such nominations have been received.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If a nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in his place of such other person as the Board of Directors may recommend.

The Board of Directors recommends that you vote FOR the election of Directors.

The following information is furnished with respect to the three persons nominated by the Board of Directors for election as a director and with respect to the continuing directors.


The Nominees

David J. DeCarlo, age 52, is President, Bronze Division and has been a Director of the Company since 1987. He was hired by the Company in 1985 as Director of Financial Planning and Analysis. He was named Division Manager of the Bronze Division and was appointed Vice President in 1986. He was elected President, Bronze Division in November 1993. Mr. DeCarlo received a Bachelor of Science Degree in Industrial Management from West Virginia University in 1967, a Master of Arts Degree in Economics and Statistics from the University of Pennsylvania in 1970, and an M.B.A. in Finance from the University of Pennsylvania Wharton School of Finance in 1971 where he also completed all the required courses for a Ph.D. in Applied Economics and Finance. Prior to joining Matthews, Mr. DeCarlo held various management positions with Reynolds Aluminum Company, Westinghouse Electric Corporation, and Joy Manufacturing Company where his last position was Vice President of Field Operations.

Robert J. Kavanaugh, age 60, is a retired partner of the Pittsburgh office of Arthur Andersen L.L.P. Mr. Kavanaugh has more than 38 years of experience in assisting clients in numerous industries and has extensive experience in public reporting, SEC related matters, and mergers and acquisitions. Mr. Kavanaugh served as the advisory partner to a number of major clients, both public and private. Mr. Kavanaugh is on the Board of Directors of the Pittsburgh Symphony Society and is Senior Vice President. He is on the Board of Trustees of Carlow College and is Chairman of the Finance Committee. He is also on the Board of Directors of the Greater Pittsburgh Chamber of Commerce where he serves as Treasurer, and the Board of Trustees of Shady Side Academy. Mr. Kavanaugh retired from Arthur Andersen L.L.P. in August 1996.

John P. O'Leary, Jr., age 51, is President and Chief Executive Officer of Tuscarora Incorporated, the nation's largest producer of custom-molded foam plastic products. He also serves as a member of Tuscarora's Board of Directors. Immediately prior to taking over as President and Chief Executive Officer, Mr. O'Leary served as President of Western Division operations and was responsible for overseeing the operation of 12 profit centers located throughout the Midwest and South. Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of the Beaver County Corporation of Economic Development, Southwestern Pennsylvania Industrial Resource Center, and Gateway Rehabilitation Center. Mr. O'Leary is a Trustee of Gettysburg College.


Continuing Directors

Geoffrey D. Barefoot, age 51, is President, Graphic Systems Division and has been a Director since 1990. Mr. Barefoot has been employed by the Company since 1975 and has held various management positions, both in Corporate Personnel and the Graphic Systems Division. He was appointed Pittsburgh Branch Manager in November 1979, Eastern Regional Manager for the Graphic Systems Division in July 1984 and Division Manager in March 1986. He was subsequently elected Vice President in March 1988 and elected President, Graphic Systems Division in November 1993. Mr. Barefoot received a B.S. Degree in Business Administration from West Virginia Wesleyan College in 1968 and holds an M.A. Degree in Industrial Relations from St. Francis College. Prior to joining Matthews, Mr. Barefoot served as an aviator in the United States Navy from 1968 to 1974. Mr. Barefoot is Treasurer and a Director of the Flexographic Prepress Platemakers Association.

David M. Kelly, age 55, was elected Chairman of the Board on March 15, 1996.
He joined Matthews on April 3, 1995 as President and Chief Operating Officer and was appointed Chief Executive Officer October 1, 1995. Prior to his employment with Matthews, Mr. Kelly was employed by Carrier Corporation for 22 years. During that time his positions included Marketing Vice President for Asia Pacific; President of Japanese Operations; Vice President, Manufacturing; President of North American Operations; and Senior Vice President for Carrier's residential and light commercial businesses. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. He is chairman of the Executive Committee and the Jas. H. Matthews & Co. Educational and Charitable Trust, a member of the Pension Board, and serves on the boards of various subsidiaries of Matthews International Corporation. Mr. Kelly is a member of the Board of Directors of Mestek, Inc., Elliott Company, the United Way of Allegheny County, and the Pittsburgh Symphony Orchestra.

Thomas N. Kennedy, age 62, was elected a Director in 1987. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company until his retirement from Matthews effective December 1, 1995. Mr. Kennedy had been employed by the Company since 1972. He was elected Treasurer in 1974 and Vice President--Treasurer in 1986. Mr. Kennedy received a Bachelor of Business Administration from the University of Pittsburgh in 1958.

James L. Parker, age 59, retired from the Company November 1, 1996 after nearly thirty years of service. He was formerly Senior Vice President, General Counsel and Secretary of the Company. He has been a Director of the Company since 1981. Mr. Parker received a Bachelor of Business Administration Degree from the University of Pittsburgh and a Juris Doctor Degree from Case-Western Reserve University.

William J. Stallkamp, age 58, has been a Director of the Company since 1981. Mr. Stallkamp is Chairman and Chief Executive Officer of Mellon PSFS in Philadelphia, PA. He received a Bachelor of Science Degree in Business Administration from Miami University of Oxford, Ohio. He serves as a Director of Yoder Brothers, Inc., Highmark Blue Cross/Blue Shield, Greater Philadelphia Chamber of Commerce and Greater Philadelphia First. He also serves on the Board of Directors for YMCA of Philadelphia and Vicinity, the Southeastern Pennsylvania Chapter of the American Red Cross, and the Pennsylvania Academy of Fine Arts.


The term for each nominee and each Director is listed below:

                                                 Term to expire at Annual
Nominees                                        Meeting of Shareholders in:

David J. DeCarlo                                           2001
Robert J. Kavanaugh                                        2001
John P. O'Leary, Jr.                                       2001


Continuing Directors

David M. Kelly                                             1999
James L. Parker                                            1999

Geoffrey D. Barefoot                                       2000
Thomas N. Kennedy                                          2000
William J. Stallkamp                                       2000

                                PROPOSAL 2

                           SELECTION OF AUDITORS

The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. as independent certified public accountants to audit the records of the Company for the year ending September 30, 1998.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment. Ratification of the appointment of Coopers & Lybrand L.L.P. requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P., the selection of alternative independent certified public accountants will be considered by the Board of Directors.

It is not expected that any representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 2.



                             OTHER INFORMATION


Certain Reportable Transactions

The Securities and Exchange Commission requires disclosure of certain business transactions or relationships between the Company, or its subsidiaries, and other organizations with which any of the Company's directors are affiliated as an owner, partner, director, officer or employee. Briefly, disclosure is required where such a business transaction or relationship meets the standards of significance established by the Securities and Exchange Commission with respect to the types and amounts of business transacted. The Company is aware of no transaction requiring disclosure pursuant to this item during the past fiscal year.


Stock Ownership

The Company's Articles of Incorporation divide its voting stock into three classes: Preferred Stock and Class A and Class B Common Stock. At the present time, none of the Preferred Stock is issued or outstanding. The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Class A and Class B Common Stock of the Company, and with respect to nominees for election to and current members of the Board of Directors. Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information is as of November 30, 1997.

                          Number of                  Number of
                        Class A Shares             Class B Shares
    Name of              Beneficially    Percent    Beneficially     Percent
Beneficial Owner (1)       Owned (2)    of Class      Owned (2)     of Class
----------------        --------------  --------  --------------    --------
Directors and Officers:
----------------------
D.M. Kelly                  27,000         0.4%        28,000          1.5%
G.D. Barefoot                None           -         104,500          5.6
W.A. Coates                 17,572         0.3          None            -
D.J. DeCarlo                 None           -         144,995          7.8
R.J. Kavanaugh               None           -           None            -
T.N. Kennedy                45,490         0.7          None            -
J.P. O'Leary, Jr.            5,750         0.1          None            -
J.L. Parker                199,760         3.1          None            -
W.J. Stallkamp               3,100          *           None            -
All directors and
 executive officers as
 a group (11 persons)      298,672         4.6        354,845         19.1

Others:
------
W. Hauber                  423,300         6.6          None            -
D. Majestic                  None           -         156,000          8.4
R. Buzza                     None           -         103,250          5.6

 *   Less than 0.1%

(1) The mailing address of each beneficial owner is the same as that of the Registrant.

(2) The nature of the beneficial ownership for all shares is sole voting and investment power, except for 100 Class A shares held by Mr. Stallkamp as custodian under UTMA for son.


Changes in Control

The Company knows of no arrangement which may, at a subsequent date, result in a change in control of the Company.

Executive Officers

The Executive Officers of the Company as of January 3, 1998 are the following:

                              Year First
                              Elected as
Name                   Age    An Officer    Positions with Registrant
----                   ---    ----------    -------------------------

David M. Kelly          55       1995       President and Chief Executive
                                            Officer
Geoffrey D. Barefoot    51       1988       President, Graphic Systems
                                            Division
Edward J. Boyle         51       1991       Vice President, Accounting &
                                            Finance, Treasurer and Secretary
David J. DeCarlo        52       1986       President, Bronze Division
Steven F. Nicola        37       1995       Controller

During the past five years, the business experience of each executive officer named has been as reflected above or in a management capacity with the Company, except for Mr. Kelly, who was an officer of Carrier Corporation prior to April 1995.

Compensation of Executive Officers and Retirement Benefits

The following table sets forth the individual compensation information for the fiscal years ended September 30, 1997, 1996, and 1995 for the Company's Chief Executive Officer and the four most highly compensated executive officers.
                           SUMMARY COMPENSATION TABLE

                                          Annual                Long-Term
                                       Compensation           Compensation
                                     -----------------   -----------------------
                                                           Awards       Payouts
                                                           ------       -------       All
                                                         Securities                  Other
Name of Individual                                       Underlying       LTIP      Compen-
and Principal Position      Year      Salary     Bonus     Options      Payouts      sation
----------------------      ----     -------    -------  ----------    ---------    -------
                                                  (1)     (Shares)                    (2)
David M. Kelly (3)          1997    $290,174   $290,687     95,000       None         None
Chairman of the Board and   1996     268,764    261,193     35,000       None         None
Chief Executive Officer     1995     125,004     94,233    100,000       None         None

David J. DeCarlo            1997     199,473    174,477    125,000       None        $3,046
Director and President,     1996     188,100    159,409     20,000       None         4,904
Bronze Division             1995     177,636    162,132     43,000       None         3,851

Geoffrey D. Barefoot        1997     146,080     13,487      None        None         2,622
Director and President,     1996     142,497     59,827     15,000       None         2,028
Graphic Systems Division    1995     135,696     68,213     32,000       None         1,391

Edward J. Boyle             1997     113,379     75,043     20,500       None         3,804
Vice President,             1996     104,709     68,308     14,000       None         2,205
Accounting & Finance        1995      92,745     47,484     17,500       None         1,092

Richard C. Johnson          1997     109,570     75,814     12,500       None         4,685
Vice President,             1996     104,562     55,004     13,000       None         5,216
Corporate Development       1995      98,508     54,515     17,500       None         4,082

(1)  Includes the current portion of management incentive plan and supplemental management incentive payments and, for Mr. Kelly, an amount equal to his life insurance premium cost.  At his request, the Company does not provide life insurance for Mr. Kelly, but in lieu thereof pays to him annually the amount which the Company would have paid in premiums to provide coverage, considering his position and age.  Such amounts are not included in calculating other Company benefits for Mr. Kelly.  The amount paid to
     Mr. Kelly in lieu of life insurance for 1997, 1996 and 1995 was $4,100 each year.  The
     Company has adopted a management incentive plan for officers and key management personnel.  Participants in such plan are not eligible for the Company's profit distribution plan.  The incentive plan is based on improvement in divisional and Company economic value added and the attainment of established personal goals.  A portion of amounts earned are deferred by the Company and are payable with interest at a market rate over a two-year period contingent upon economic value added performance and continued employment during such period.  See "Long-Term Incentive Plans - Awards in Last
     Fiscal Year" table.  The deferred portion of management incentive compensation will be included under LTIP Payouts for the fiscal years paid. In addition, payments include a supplement in amounts which are sufficient to pay annual interest expense on the outstanding notes of management under the Company's Designated Employee Stock Purchase
     Plan and to pay medical costs which are not otherwise covered by a Company plan.

(2)  Includes educational assistance for dependent children and premiums for term life insurance.  Educational assistance for dependent children is provided to any officer or employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance amounts reported in this column for the named officers in fiscal 1997, 1996 and 1995, respectively, were:
     Mr. DeCarlo, none, $2,000 and $2,000; Mr. Boyle, $2,000, $1,000 and none; and
     Mr. Johnson, $3,000, $4,000 and $3,000.  Each officer of the Company is provided term life insurance coverage in an amount approximately equivalent to three times his respective salary.  Amounts reported in this column for the named officers in fiscal
     1997, 1996 and 1995 include the following respective life insurance benefit costs:
     Mr. DeCarlo, $3,046, $2,904 and $1,851; Mr. Barefoot, $2,622, $2,028 and $1,391;
     Mr. Boyle, $1,804, $1,205 and $1,092 and Mr. Johnson, $1,685, $1,216 and $1,082.
     See also note (1).
(3)  Mr. Kelly joined the Company on April 3, 1995 and was elected Chief Executive Officer effective October 1, 1995.  Mr. Kelly has an employment arrangement with the Company which provides that, in the event of his discharge without cause prior to April 3, 1998, he will receive additional compensation of double his annual base salary rate as of the discharge date.  Such arrangement further provides for the life insurance payments described in note (1) above and the waiver of minimum service for vesting purposes described under "Retirement Plans."

The Summary Compensation Table does not include expenses to the Company of incidental benefits of a limited nature to executive officers including use of Company vehicles, club memberships, dues, or tax planning services. The Company believes such incidental benefits are in the conduct of the Company's business, but, to the extent such benefits and use would be considered personal benefits, the value thereof is not reasonably ascertainable and does not exceed, with respect to any individual named in the compensation table, the lesser of $50,000 or 10% the annual compensation reported in such table.


          Long-Term Incentive Plans - Awards in Last Fiscal Year (1)

                                           Performance          Estimated Future
                                            or Other             Payouts Under
                         Number              Period             Non-Stock Price-
                        of Shares             Until               Based Plans
                        or Other            Maturation          ----------------
Name                     Rights             or Payout                Target
-------------          ----------          -----------          ----------------
D.M. Kelly                 -                 2 Years                $452,547
D.J. DeCarlo               -                 2 Years                 508,791
G.D. Barefoot              -                 2 Years                   None
E.J. Boyle                 -                 2 Years                 113,306
R.C. Johnson               -                 2 Years                  91,040

(1)  The Company has a management incentive plan based on improvement in divisional and Company economic value added and the attainment of established personal goals.  A portion of amounts earned are deferred by the Company and are payable with interest at a market rate over a two-year period contingent upon economic value added performance and continued
     employment during such period.
/TABLE

                     Option/SAR Grants in Last Fiscal Year

                                                                         Potential Realized
                                                                          Value at Assumed
                                                                          Annual Rates of
                                                                            Stock Price
                                                                          Appreciation for
                       Individual Grants (1)                                Option Term
-----------------------------------------------------------------      ----------------------
                               Percent
                               of Total
                 Number of     Options
                 Securities   Granted to   Exercise
                 Underlying   Employees     or Base
                   Options    in Fiscal      Price     Expiration
Name               Granted       Year      per Share      Date            5%           10%
--------------   ----------   ----------   ---------   ----------      --------      --------
D.M. Kelly          95,000       28.3%      $28.125     12/13/06     $1,680,318    $4,258,274
D.J. DeCarlo       125,000       37.2%      $28.125     12/13/06      2,210,944     5,602,992
G.D. Barefoot        None          -           -           -               -             -
E.J. Boyle          20,500        6.1%      $28.125     12/13/06        362,594       918,890
R.C. Johnson        12,500        3.7%      $28.125     12/13/06        221,094       560,299

(1)  All options were granted at market value as of the date of grant.  Options are exercisable in various share amounts based on the attainment of certain market value levels of Class A Common Stock, but, in the absence of such events, are exercisable in full for a one-week period beginning five years from the date of grant.  In addition, options granted after September 30, 1996 vest in one-third increments after three, four and five years, respectively, from the grant date (but, in any event, not until the attainment of the certain market value levels described above).  The options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                              Number of               Value of Unexercised
                 Shares                  Securities Underlying        In-the-Money Options
                Acquired                  Unexercised Options          at Fiscal Year End
                   On        Value     --------------------------  --------------------------
Name            Exercise    Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
-------------  ----------  ----------  -----------  -------------  -----------  -------------
D.M. Kelly        None        None       123,334       106,666     $2,673,759    $1,278,115
D.J. DeCarlo      None        None        56,334       131,666      1,286,884     1,561,240
G.D. Barefoot     None        None        42,000         5,000        958,750        69,375
E.J. Boyle        None        None        26,834        25,166        577,946       305,615
R.C. Johnson      None        None        26,167        16,833        568,691       206,995

Report of the Compensation Committee

The Company's officer compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent, non-employee directors: Messrs. Coates, Stallkamp and Kennedy (a former officer). Executive compensation for the Company's chief executive officer and the four other most highly compensated executive officers is presented in the Summary Compensation Table.


Objectives and Policies

The Compensation Committee seeks to:
 .  Ensure that there is a strong linkage between officer compensation and the creation of shareowner value;
 .  Align the interests of the Company's officers with those of its stockholders through potential stock ownership;
 . Ensure that compensation and incentives are at levels which enable the Company to attract and retain high-quality officers.


Components of Compensation

The Company's officer compensation program presently is comprised of three elements: base salary, annual incentives (bonuses) and stock options. An executive compensation consulting firm is periodically engaged to provide comparative market compensation data.


Base Salary

The objective of the base salary policy is to provide income reflecting individual performance and a median level in comparison to a peer group. An outside consulting firm specializing in such services is retained to compare officers' responsibilities with a peer group of other corporations whose annual revenues range between $100 and $250 million. Accordingly, base salaries of executive officers for calendar 1997 were increased over calendar 1996 to reflect competitive market pay practices. The Company endeavors via annual base salary adjustments to determine that officers' base salary levels and opportunities for incentive compensation are competitive in the marketplace.


Annual Incentive Compensation (Bonuses)

Annual incentive payments paid to officers in 1997 were based upon the improvement in economic value added over the prior two years' base. Economic value added is defined for this purpose as operating profit less associated capital costs of operating assets.

The incentive pools are determined based upon a percentage of absolute economic value added plus a percentage of the incremental economic value added over a two year base. The incentive pools are distributed to individuals based upon each participant's target incentive and performance relative to achievement of personal goals.

Earned incentive awards that exceeded target are deferred and paid in the subsequent two fiscal years. These subsequent payments are contingent upon economic value added performance and continued employment during fiscal 1998 and fiscal 1999.

Stock Options

Stock options, which are an integral part of incentive compensation for the officers of the Company, serve to encourage share ownership by Company executives and thus align the interests of officers and shareholders. The aggregate number of shares of the Company's common stock which may be issued for stock options or restricted stock is 1,100,000 under the 1992 Stock Incentive Plan. The Stock Compensation Committee (Messrs. Stallkamp and Coates) plans to make periodic grants of stock options to executive officers and other key employees of the Company to foster a commitment to increasing long-term shareholder value. During fiscal 1997 certain officers and other management personnel were granted nonstatutory stock options to purchase a combined total of 336,050 shares of the Company's stock at fair market value at the time of the grants.

Report on 1997 CEO Compensation

The chief executive officer's compensation is established based on the philosophy and policies enunciated above for all executive officers. This includes cash compensation (base salary and annual cash incentive payouts) and long-term incentives (stock option awards.) In calendar 1997, Mr. Kelly's base salary was increased 5.5 percent. Mr. Kelly's annual incentive paid in 1997 was based upon the annual incentive plan described above. In fiscal 1997, Mr. Kelly was granted 95,000 non-statutory stock options under the 1992 Stock Incentive Plan to further align his long-term interests with those of our shareowners.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executive officers in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based. Certain of the provisions in the Company's 1992 Stock Incentive Plan, as amended, are intended to cause grants of stock options under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such options should be deductible under the Code). Payments of cash compensation to executives (and certain other benefits which could be awarded under the plan, such as restricted stock) are not at present eligible for this performance-based exception. The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program.

                                                        Compensation Committee:

                                                      W.A. Coates, Chairman
                                                      W.J. Stallkamp
                                                      T.N. Kennedy
December 2, 1997

                 COMPARISON OF FIVE YEAR CUMULATIVE RETURN *
                 AMONG MATTHEWS INTERNATIONAL CORPORATION,
                 S&P 500 INDEX AND S&P MANUFACTURING INDEX **


                                                                    S&P
                                        S&P 500                Manufacturing
Year           Matthews                  Index                     Index
----           --------                 -------                -------------
1992             $100                    $100                      $100
1993              107                     113                       119
1994              205                     117                       134
1995              276                     151                       180
1996              392                     182                       233
1997              556                     254                       323

*  Total return assumes reinvestment of dividends
** Fiscal year ended September 30


Note:
Performance graph assumes $100 invested on October 1, 1992 in Matthews International Corporation common stock, Standard & Poor's (S&P) 500 Index and S&P Manufacturing (Diversified) Index. Prior to the Company's initial public offering (July 20, 1994), the performance of Matthews International Corporation common stock was based on Consolidated Adjusted Book Value per share as defined under the Employees' Stock Purchase Plan (assuming dividend reinvestment). The results are not necessarily indicative of future performance.


Compensation Committee Interlocks and Insider Participation

Thomas N. Kennedy, a former officer of the Company, is a member of the Company's Compensation Committee.

Retirement Plans

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35). The plan is an insured, defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors, including those named in the Summary Compensation Table. Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years). Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan do not vest until age 55 and the attainment of 15 years of continuous service. However, in order to recruit Mr. Kelly, the Company waived such minimum service requirement with respect to Mr. Kelly. No benefits will be payable under such supplemental plan following the voluntary employment termination or death of any such individual. The Supplemental Retirement Plan is unfunded; however, a provision has been made on the Company's books for the actuarially computed obligation.

The following table shows the total estimated annual retirement benefits payable at normal retirement under the above plans for the individuals named in the Summary Compensation Table at the specified executive remuneration and years of continuous service:

                                        Years of Continuous Service
     Covered               ----------------------------------------------------
   Remuneration               15         20         25         30         35
------------------         --------   --------   --------   --------   --------
     $125,000              $ 34,688   $ 46,250   $ 57,813   $ 69,375   $ 80,938
      150,000                41,625     55,500     69,375     83,250     97,125
      175,000                48,563     64,750     80,938     97,125    113,313
      200,000                55,500     74,000     92,500    111,000    129,500
      225,000                62,438     83,250    104,063    124,875    145,688
      250,000                69,375     92,500    115,625    138,750    161,875
      300,000                83,250    111,000    138,750    166,500    194,250
      400,000               111,000    148,000    185,000    222,000    259,000
      500,000               138,750    185,000    231,250    277,500    323,750
      600,000               166,500    222,000    277,500    333,000    388,500
      700,000               194,250    259,000    323,750    388,500    453,250

The table shows benefits at the normal retirement age of 65, before applicable reductions for social security benefits. The Employee Retirement Income Security Act of 1974 places limitations, which may vary from time to time, on pensions which may be paid under federal income tax qualified plans, and some of the amounts shown on the foregoing table may exceed the applicable limitation. Such limitations are not currently applicable to the Company's Supplemental Retirement Plan.

Estimated years of continuous service for each of the individuals named in the Summary Compensation Table, as of October 1, 1997 and rounded to the next higher year, are: Mr. Kelly, 3 years; Mr. DeCarlo, 13 years; Mr. Barefoot, 22 years; Mr. Boyle, 11 years; and Mr. Johnson, 10 years.


Indebtedness of Management

The following officers and directors were indebted to the Company on notes carrying an annual interest rate of 6.5% which were issued under the Company's Designated Employee Stock Purchase Plan, as referred to in Note 7 of the Notes to Consolidated Financial Statements:

                                     Highest Amount
                                   Outstanding During            Amount
                                     the Year Ended          Outstanding at
                                   September 30, 1997      November 30, 1997
                                   ------------------      -----------------
Geoffrey D. Barefoot                   $ 143,436               $  70,373
Edward J. Boyle                           88,125                  57,064
David J. DeCarlo                         446,670                 317,960
Richard C. Johnson                        96,373                   None
Steven F. Nicola                          38,104                  27,336

The Company has annually made supplemental management incentive payments to officers and other employees indebted on such notes in amounts equal to the interest paid by such persons on their respective notes.

                               OTHER MATTERS

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 1999 Annual Meeting of Shareholders. Any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by October 30, 1998.

The cost of soliciting proxies in the accompanying form will be paid by the
Company.   Shareholder votes at the Annual Meeting will be tabulated by the
Company's transfer agent, First Chicago Trust Company of New York.

A copy of the Company's Annual Report for 1997 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.



                                         By Order of The Board of Directors


                                         Edward J. Boyle


                                         Edward J. Boyle
                                         Corporate Secretary

                                                                    APPENDIX

                                    PROXY

                      MATTHEWS INTERNATIONAL CORPORATION


I hereby appoint David M. Kelly and Edward J. Boyle and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.




         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                     USING THE ENCLOSED PREPAID ENVELOPE


-----------------------------------------------------------------------------


                                   NOTICE

Please note the location and time of the Shareholders' Meeting.

     Date:      Saturday, February 21, 1998
     Time:      10:30 AM
     Location:  Carnegie Science Center, Pittsburgh, PA
                (near Three Rivers Stadium)


                            PARKING ARRANGEMENTS

There is a parking lot directly in front of the Carnegie Science Center. Please advise the parking lot attendant upon entry that you are attending the Matthews Shareholders' Meeting and there will be no charge for parking.

[ X ]  Please mark your votes as in this example.
-----------------------------------------------------------------------------
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS.
-----------------------------------------------------------------------------

                      FOR      WITHHELD        NOMINEES:
1.  Election of                                David J. DeCarlo,
    Directors         [ ]        [ ]           John P. O'Leary, Jr.
                                               Robert J. Kavanaugh

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

                                                   FOR    AGAINST    ABSTAIN
2. To ratify the appointment of Coopers &
    Lybrand LLP, as independent certified
    public accountants to audit the records
    of the Company for the fiscal year ending
    September 30, 1998.                            [ ]      [ ]        [ ]

3.  To transact such other business as may
    properly come before the meeting.

                                            I plan to attend
                                            the meeting.      [  ]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       ----------------------------------------------------

                       ----------------------------------------------------
                       SIGNATURE(S)                                DATE

-------------------------------------------------------------------------------

                      MATTHEWS INTERNATIONAL CORPORATION

                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held February 21, 1998

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 10:30 AM, Saturday, February 21, 1998 at Carnegie Science Center, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth above.

Shareholders of record at the close of business on December 31, 1997 will be entitled to vote at the Annual Meeting or any adjournments thereof.